Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Press Contact:	Roger Hoadley
	Investor Relations Manager		Communications Manager
	(913) 236-1880		(913) 236-1993

Waddell & Reed Settles Arbitration Case

OVERLAND PARK, KS, December 15, 2005/PRNewswire/ – Waddell & Reed Financial, Inc. today announced an agreement by one of its subsidiaries, Waddell & Reed, Inc., to settle an arbitration case for $7.9 million with a former financial advisor, Stephen Sawtelle.  In conjunction with the settlement, the parties entered into mutual releases of all claims.

The Company expects to record a charge, net of taxes, of approximately $3.8 million in the fourth quarter.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States.  Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.